UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Summer Infant, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SUMMER INFANT, INC.

1275 Park East Drive

Woonsocket, Rhode Island 02895

NOTICE OF 2020 ANNUAL MEETING OF STOCKHOLDERS

Notice is hereby given that the 2020 Annual Meeting of Stockholders of Summer Infant, Inc. will be held at 9:00 a.m. (local time) on Wednesday, September 9, 2020, at the offices of the Company, located at 1275 Park East Drive, Woonsocket, Rhode Island 02895, to consider and act upon the following matters:

1.	To elect five director nominees to serve on the Board of Directors for a one-year term expiring at the 2021 annual meeting of stockholders, and until their respective successors are duly elected and qualified;

2.	To approve, on an advisory basis, the 2019 compensation of our named executive officers;

3.	To approve, on an advisory basis, the frequency of holding future advisory votes on our named executive officer compensation;

4.	To ratify the selection of RSM US LLP as independent registered public accounting firm for the Company for the fiscal year ending January 2, 2021;

5.	To transact such other business as may properly come before the meeting or any adjournments or postponements of thereof.

Only stockholders of record at the close of business on July 23, 2020 are entitled to notice of and to vote at the meeting.

All stockholders are cordially invited to attend the meeting and vote in person. To assure your representation at the meeting, however, you are urged to vote by proxy as soon as possible by mail by following the instructions on the proxy card or, if applicable, via the Internet. You may vote in person at the meeting even if you have previously returned a proxy.

Special Note Regarding COVID-19: Given the public health and safety concerns related to COVID-19, we ask that each stockholder evaluate the relative benefits to them personally of in-person attendance at the Annual Meeting and take advantage of the ability to vote by proxy, as instructed on the proxy card or voting instructions that have been provided to you. If you elect to attend the Annual Meeting in person, we ask that you follow recommended guidance, mandates, and applicable executive orders from federal and state authorities, particularly as they relate to social distancing and attendance at public gatherings. If you are not feeling well or think you may have been exposed to COVID-19, we ask that you vote by proxy for the meeting. Please be advised that the Company will monitor any further developments with COVID-19 and the impact on the Annual Meeting. If the Company determines that it is not advisable to hold the Annual Meeting in person, the Company will, as promptly as possible, announce details on changes to the Annual Meeting, including by issuing a press release and posting such information on our website.

By Order of the Board of Directors,

/s/ Mary Beth Schneider

Mary Beth Schneider
Secretary and SVP, General Counsel and Compliance

Woonsocket, Rhode Island

July 29, 2020

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON SEPTEMBER 9, 2020. The proxy materials relating to the 2020 Annual Meeting of Stockholders, including this proxy statement, the Notice of Meeting, our Annual Report on Form 10-K for the fiscal year ended December 28, 2019, including financials, and proxy card, are available at no cost in the Investor Relations section of our website at www.sumrbrands.com. You may also request copies of the proxy materials from our Company as described in the enclosed proxy statement.

SUMMER INFANT, INC.

1275 Park East Drive

Woonsocket, Rhode Island 02895

PROXY STATEMENT

2020 Annual Meeting of Stockholders

This proxy statement is being furnished to you in connection with the solicitation by the Board of Directors of Summer Infant, Inc., a Delaware corporation (“we” or the “Company”), of proxies in the accompanying form to be used at the 2020 Annual Meeting of Stockholders to be held at 9:00 a.m. (local time) on Wednesday, September 9, 2020, and at any adjournments or postponements thereof (the “Annual Meeting”) at the offices of the Company, located at 1275 Park East Drive, Woonsocket, Rhode Island 02895. Our Board of Directors has fixed July 23, 2020 as the record date for determining those stockholders entitled to receive notice of, and to vote at, the Annual Meeting. Only stockholders of record at the close of business on July 23, 2020 will be entitled to vote at the Annual Meeting. We intend to first mail or give this proxy statement and the accompanying proxy card to all stockholders entitled to vote on or about July 29, 2020.

Questions and Answers about the Voting at the Annual Meeting and Related Matters

What am I voting on?

At the Annual Meeting, you will be asked to vote on the following four proposals. Our Board recommendation for each proposal is set forth below.

Proposal		Board Recommendation

1.	To elect five director nominees to serve on the Board of Directors for a one-year term expiring at the 2021 annual meeting of stockholders, and until their respective successors are duly elected and qualified.	FOR each Director Nominee

2.	To approve, on an advisory basis, of the 2019 compensation of our named executive officers.	FOR

3.	To approve, on an advisory basis, the frequency of holding future advisory votes on our named executive officer compensation.	FOR one year

4.	To ratify the selection of RSM US LLP as the independent registered public accounting firm for the Company for the fiscal year ending January 2, 2021.	FOR

If other matters properly come before the Annual Meeting, the proxy holders will have the authority to vote on those matters on your behalf at their discretion. As of the date of this proxy statement, we are not aware of any matters that will come before the Annual Meeting other than those disclosed in this proxy statement.

What is the vote required for a proposal to pass?

•	Proposal No. 1 – Election of directors: Under our amended and restated bylaws (our “Bylaws”), in an uncontested election of directors, as we have this year, a majority of votes cast is required in order for a director to be elected, which means that a nominee must receive a greater number of votes “FOR” his or her election than votes “AGAINST” in order to be elected. Abstentions are not counted as votes “FOR” or “AGAINST” a director nominee.

•	Proposal No. 2 – Approval, on advisory basis, of executive compensation: This proposal asks for a non-binding, advisory vote of our stockholders on the 2019 compensation of our named executive officers (“Say-on-Pay”). We value the opinions expressed by our stockholders in this advisory vote, and our Compensation Committee, which is responsible for overseeing and administering our executive compensation programs, will consider the outcome of the vote when designing our compensation programs and making future compensation decisions for our named executive officers. If a majority of votes are cast “FOR” the Say-on-Pay proposal, we will consider the proposal to be approved. Abstentions are not counted as votes “FOR” or “AGAINST” this proposal.

•	Proposal No. 3 – Approval, on advisory basis, of frequency of future advisory votes of executive compensation: This proposal asks for a non-binding, advisory vote of our stockholders on the frequency of future advisory votes on the compensation of our named executive officers. If a majority of votes are cast “FOR” one of the three frequency options (one year, two years, or three years), we will consider the proposal to be approved. Abstentions are not counted as votes “FOR” or “AGAINST” this proposal.

•	Proposal No. 4 – Ratification of the selection of independent registered public accounting firm: A majority of the votes cast “FOR” is required for approval. Abstentions are not counted as votes “FOR” or “AGAINST” this proposal.

Who can vote?

Only stockholders of record at the close of business on July 23, 2020 may vote at the Annual Meeting. As of the close of business on July 23, 2020, there were 2,111,427 shares of common stock issued and outstanding, all of which are entitled to vote at the Annual Meeting. Each share of common stock entitles the holder of that share to one vote on each matter properly brought before the Annual Meeting.

What constitutes a quorum?

The representation in person or by proxy of at least a majority of the shares of common stock entitled to vote at the Annual Meeting is necessary to establish a quorum for the transaction of business at the Annual Meeting. Abstentions and “broker non-votes” will be counted for purposes of determining whether a quorum is present for the transaction of business at the Annual Meeting. If we do not have a quorum, we will be forced to reconvene the Annual Meeting at a later date.

What is the difference between a stockholder of record and a beneficial owner?

If your shares are registered directly in your name with our transfer agent, Continental Stock Transfer & Trust Company, you are considered the “stockholder of record” with respect to those shares.

If your shares are held by a brokerage firm, bank, trustee or other nominee, you are considered the “beneficial owner” of shares held in street name. This proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 28, 2019 (our “Annual Report”) have been forwarded to you by your nominee who is considered the “stockholder of record” with respect to those shares. As the beneficial owner, you have the right to direct your nominee how to vote your shares by using the voting instruction form included in the mailing.

How do I vote my shares?

Stockholder of Record

If your shares are registered directly in your name, you may vote:

•	By Mail. Complete and mail the enclosed proxy card in the enclosed postage prepaid envelope. Your proxy will be voted in accordance with your instructions. If you sign the proxy card but do not specify how you want your shares voted, they will be voted as recommended by our Board. Your proxy card must be mailed by the date shown on the proxy card to be counted.

•	Via the Internet. You may vote via the Internet by going to https://www.cstproxy.com/summerinfant/2020 and following the on-screen instructions. Please have your proxy card available when you access the webpage. Your vote must be received by 11:59 p.m., Eastern Daylight Time, on September 8, 2020 to be counted.

•	In Person at the Annual Meeting. If you attend the Annual Meeting, you may deliver your completed proxy card in person or you may vote by completing a ballot, which will be available at the Annual Meeting.

Beneficial Owner of Shares Held in Street Name

If you hold shares in street name, the organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. The stockholder of record will provide you with instructions on how to vote your shares. Internet voting will be offered to stockholders owning shares through most banks and brokers. Additionally, if you would like to vote in person at the Annual Meeting, contact the broker or other nominee who holds your shares to obtain a legal proxy and bring it with you to the Annual Meeting. You will not be able to vote at the Annual Meeting unless you have a legal proxy from your broker giving you the right to vote the shares at the Annual Meeting.

What if I am a beneficial owner and I do not give the nominee voting instructions?

Brokerage firms have the authority to vote shares for which their customers do not provide voting instructions on certain “routine” matters. A broker non-vote occurs when a nominee does not vote on a particular item because the nominee does not have discretionary voting authority for that item and has not received instructions from the owner of the shares. Broker non-votes are included in the calculation of the number of votes considered to be present at the Annual Meeting for purposes of determining the presence of a quorum, but are not counted as shares present and entitled to be voted with respect to a matter on which the nominee has expressly not voted. Other than Proposal No. 4 to approve the ratification of the appointment of RSM US LLP as our independent registered public accounting firm, none of the proposals described in this proxy statement relate to “routine” matters. As a result, a broker will not be able to vote your shares with respect to Proposals No. 1, No. 2, and No. 3 absent your voting instructions.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, it means that you hold shares of our common stock in more than one account. To ensure that all your shares are voted, sign and return each proxy card. Alternatively, if you vote via the Internet, you will need to vote once for each proxy card you receive.

Can I change my vote or revoke my proxy?

You may change your vote or revoke your proxy at any time prior to the vote at the Annual Meeting by the following means:

•	You can send a written notice revoking your earlier-dated proxy, addressed to our Secretary at our principal office at 1275 Park East Drive, Woonsocket, Rhode Island 02895.

•	If you signed and returned a proxy card by mail and want to change your vote, you can complete, sign, date and deliver a new proxy card, dated a later date than the first proxy card.

•	If you submitted your proxy via the Internet, you may change your vote or revoke your proxy with a later Internet proxy.

•	You can attend the Annual Meeting and vote in person (provided you have a legal proxy from your broker if your shares are held in street name, as indicated below). Your attendance at the Annual Meeting will not, however, by itself revoke your proxy. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy or voting instructions or vote via the Internet so that your vote will be counted if you later decide not to attend the Annual Meeting.

•	If you hold your shares in “street name” and have instructed your broker, bank or other nominee to vote your shares for you, you must follow directions received from your broker, bank or other nominee to change those instructions.

Who will pay the costs of soliciting proxies and how are proxies solicited?

Proxies in the form enclosed are solicited by our Board. Solicitation of proxies will be made initially by mail. Proxies may also be solicited personally, by telephone, e-mail or by facsimile transmission by our directors, officers and other employees. We may also engage a paid proxy solicitor to assist in the solicitation. Copies of solicitation materials will be furnished to brokerage houses, nominees, fiduciaries and custodians to forward to beneficial owners of our common stock held in their names. We will bear all costs and expenses incurred in connection with this solicitation, including the cost of printing and mailing these proxy materials and the expenses, charges and fees of brokers, custodians, nominees and other fiduciaries who, at the request of our management, mail material to, or otherwise communicate with, the beneficial owners of our common stock held of record by those brokers, custodians, nominees or other fiduciaries.

Annual Report and Other Matters

Our Annual Report, which was made available to stockholders with or preceding this proxy statement, contains financial and other information about our Company, but is not incorporated into this proxy statement and is not to be considered a part of these proxy soliciting materials or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Through our website, www.sumrbrands.com, we make available free of charge all of our filings with the Securities and Exchange Commission (“SEC”), including our proxy statements, our Annual Reports on Form 10-K, our Quarterly Reports on Form 10-Q, and our Current Reports on Form 8-K, as well as Forms 3, Forms 4, and Forms 5 of our directors, officers, and principal stockholders, together with amendments to these reports filed or furnished pursuant to Sections 13(a), 15(d), or 16 of the Exchange Act. We will also provide upon written request, without charge to each stockholder of record as of the record date, a copy of our Annual Report as filed with the SEC. Any exhibits listed in the Annual Report also will be furnished, upon request, at the actual expense we incur in furnishing such exhibits. Any such requests should be directed to our Secretary at our executive offices at 1275 Park East Drive, Woonsocket, Rhode Island 02895, telephone: (401) 671-6550.

Attending the Annual Meeting

Only stockholders and our invited guests are permitted to attend the Annual Meeting. To gain admittance, you must bring a form of personal identification to the meeting, where your name will be verified against our stockholder list. If a nominee holds your shares and you plan to attend the Annual Meeting, you should bring a brokerage statement showing your ownership of the shares as of the record date or a letter from the nominee confirming such ownership, and a form of personal identification. If you wish to vote your shares that are held by a nominee at the meeting, you must obtain a legal proxy from your nominee and bring it to the meeting.

Special Note Regarding COVID-19: Given the public health and safety concerns related to COVID-19, we ask that each stockholder evaluate the relative benefits to them personally of in-person attendance at the Annual Meeting and take advantage of the ability to vote by proxy, as instructed on the proxy card or voting instructions that have been provided to you. If you elect to attend the Annual Meeting in person, we ask that you follow recommended guidance, mandates, and applicable executive orders from federal and state authorities, particularly as they relate to social distancing and attendance at public gatherings. If you are not feeling well or think you may have been exposed to COVID-19, we ask that you vote by proxy for the meeting. Please be advised that the Company will monitor any further developments with COVID-19 and the impact on the Annual Meeting. If the Company determines that it is not advisable to hold the Annual Meeting in person, the Company will, as promptly as possible, announce details on changes to the Annual Meeting, including by issuing a press release and posting such information on our website.

Householding of Materials

Some banks, brokers, and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of these proxy materials may have been sent to multiple stockholders in each household. We will promptly deliver a separate copy of these proxy materials to any stockholder upon written or verbal request to us at our principal office at 1275 Park East Drive, Woonsocket, Rhode Island 02895, telephone: (401) 671-6550. Any stockholder who wants to receive separate copies of proxy materials in the future, or any stockholder who is receiving multiple copies and would like to receive only one copy per household, should contact that stockholder’s bank, broker, or other nominee record holder, or that stockholder may contact us at the address and phone number set forth above.

Stockholder Proposals for 2021 Annual Meeting

Stockholder proposals for inclusion in our proxy statement: If a stockholder wishes to present a proposal to be included in our proxy statement and form of proxy for our 2021 annual meeting of stockholders, the proponent and the proposal must comply with the proxy proposal submission rules of the SEC and namely, Rule 14a-8 promulgated under the Exchange Act. One of the requirements is that the proposal must be received by our Secretary at our corporate offices in Woonsocket, Rhode Island, no later than the close of business on March 31, 2021. Such proposal must also comply with the applicable requirements as to form and substance established by the SEC if those proposals are to be included in the proxy statement and form of proxy. If the date of next year’s annual meeting is changed by more than 30 days from the anniversary date of the Annual Meeting, then the deadline is a reasonable time before we begin to print and mail proxy materials.

Other stockholder proposals: Our Bylaws establish an advance notice procedure with regard to other stockholder proposals, including nominations for the election of directors and business proposals to be brought before an annual meeting of stockholders by any stockholder, other than matters included in our proxy materials in accordance with Rule 14a-8 under the Exchange Act. For any nominations or any other business to be properly brought before an annual meeting of stockholders, the stockholder must give timely notice. Such notice will be considered timely if we receive notice of such proposed director nomination or the proposal of other business at our corporate offices in Woonsocket, Rhode Island, not earlier than the close of business on the 90th day and not later than the close of business on the 60th day prior to the date of the 2021 annual meeting of stockholders; provided, however, that if less than 70 days’ notice or prior public disclosure of the date of the annual meeting is given or made to stockholders, then notice by the stockholder, to be timely, must be received no later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made, whichever first occurs.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our Board currently has six directors. In May 2020, pursuant to the Bylaws, the Board, based on the recommendation of its Nominating/Governance Committee, reduced the size of the Board from seven to six members. In July 2020, Martin Fogelman, a current director, notified the Board that he would retire at the end of his current term. Therefore, following the Annual Meeting, the Board will have five directors and one vacancy. Based on the recommendation of its Nominating/Governance Committee, the Board nominated the following persons for election at the Annual Meeting, all of whom are currently directors, each for a one-year term that expires at the 2021 annual meeting and until their successors are duly elected and qualified: (i) Evelyn D’An, (ii) Robin Marino, (iii) Alan Mustacchi, (iv) Andrew Train and (v) Stephen Zelkowicz.

Each nominee has consented to be named in this proxy statement and to serve if elected. If, prior to the meeting, any nominee should become unavailable to serve, the shares of our common stock represented by a properly executed and returned proxy will be voted for such other person as shall be designated by our Board, unless the Board determines to reduce the number of directors in accordance with our Bylaws.

Below are biographies for each of our current directors and director nominees and certain information regarding the individual and the experiences, qualifications, attributes, skills and qualifications that caused our Board to determine that such individual should be serving as a director of our Company.

Director Nominees

Evelyn D’An, 58, a director since November 2016, is President of D’An Financial Services, a strategic consulting firm she established in 2004. She also worked in various positions of increasing responsibility at Brightstar Corporation from 2010-2014, prior to which she provided the company with consulting/advisory services. Her last position at Brightstar was CFO of the joint venture Brightstar ERV, managing all financial aspects of the organization, which handles the recycling of mobile devices. Ms. D’An was employed by Ernst & Young from 1986 until 2004 and became the first Hispanic female partner in the Southeast region. Since March 2018, Ms. D’An has served as a director of Enochian Biosciences, Inc., a publicly traded, pre-clinical stage biotechnology company. She graduated with a Masters of Accounting from Florida International University and a Bachelor of Science from the State University of Albany. Ms. D’An brings to our Board significant financial and accounting expertise.

Robin Marino, 66, a director since August 2015, is currently an independent brand consultant. From June 2011 to November 2014, Ms. Marino served as Group President, Accessories and Home, of LFUSA/Global Brands Group (GBG), a branded apparel, footwear, fashion accessories and related lifestyle product company, where she oversaw five divisions. Prior to joining GBG, Ms. Marino was President and CEO of Merchandising at Martha Stewart Living Omnimedia, which she originally joined in 2005. Ms. Marino was also President and COO of Kate Spade from 1999 to 2005. Prior to that, she served in a variety of management positions for fashion and retail companies such as Burberry Limited, Wathne LTD and Federated Department Stores, Inc. Ms. Marino served as a director of Hampshire Group, Limited from February 2016 until September 2016. Ms. Marino holds a B.B.A. from Stetson University. Ms. Marino brings to our Board over 35 years of strategic business leadership, encompassing corporate vision, global brand strategy, licensing, product architecture and international sales development.

Alan Mustacchi, 59, director since May 2015, served most recently as Executive Vice President, Capital Markets of GreenSky, Inc., a technology-focused consumer finance platform, from November 2014 until April 2020. Prior to joining GreenSky, Mr. Mustacchi was Managing Director and Head of Consumer Products & Specialty Retail Investment Banking of Dresner Partners, a middle market investment bank specializing in merger & acquisition advisory, institutional private placements of debt and equity, financial restructuring and corporate turnaround, valuation and strategic consulting, from 2013 until 2014. From 2005 until 2013, Mr. Mustacchi was at Navigant Capital Advisors, LLC, where he was Managing Director, Investment Banking. He was also Managing Director, Merchant Banking Group, at BNP Paribas, where he spent 11 years, and Vice President of The Bank of New York in its commercial finance group. Early in his career, Mr. Mustacchi spent six years as a Certified Public Accountant. He holds a B.S. in Accounting and Economics from New York University’s College of Business and Public Administration and a M.B.A. in Finance and International Business from New York University’s Graduate School of Business Administration. Mr. Mustacchi brings to our Board significant capital markets experience and financial acumen.

Andrew Train, 38, has been a director since August 2017. Since May 2014, Mr. Train has been President of OBERLAND, a purpose driven branding agency based in New York City which he co-founded. Prior to founding OBERLAND, Mr. Train was the Advertising Business Director at J. Walter Thompson New York, a branding, marketing and advertising agency, from May 2009 until May 2014. Earlier in his career, he worked on well-known global brands such as HSBC, Verizon, UPS, Puma, and Lufthansa in North America and China while at J. Walter Thompson and other advertising agencies. Mr. Train has been recognized by several national and global organizations for cause marketing and driving social change through traditional, digital, social and mobile campaigns. Mr. Train holds a B.A. in Economics from the University of Richmond. Mr. Train brings to our Board nearly 15 years of advertising, marketing and branding experience working with corporate, non-profit, and public sector organizations.

Stephen J. Zelkowicz, 47, has been a director since August 2014. Since 1999, he has served as an equity research analyst at Wynnefield Capital, Inc., an investment firm specializing in small, publicly-traded companies. Mr. Zelkowicz holds a B.A. from the University of Pennsylvania. Mr. Zelkowicz brings to our Board his knowledge of our Company and industry and his experience in the capital markets.

Other Current Directors

Martin Fogelman, 76, a director since March 2007, is an independent consultant and private investor in the juvenile products industry. He was instrumental in the conception and development of the Babies R Us retail chain and served as senior vice president of both Toys R Us and Babies R Us, where he was employed from 1986 to May 2003. From May 2003 until March 2007, Mr. Fogelman was President of Baby Trend, Inc., a manufacturer of infant products. He also served as an advisory board member of Babyganics Products, pbc, a baby healthcare products Company. Mr. Fogelman will retire from the Board at the end his current term.

Recommendation

Our Board recommends that stockholders vote “FOR” the election of Mmes. D’An and Marino and Messrs. Mustacchi, Train and Zelkowicz to the Board.

CORPORATE GOVERNANCE

Board Leadership Structure

As a general policy, as an aid to the Board’s oversight of management, the Board believes that the Chairperson of the Board should be independent, and that if the Chief Executive Officer serves on the Board, the positions of Chairperson of the Board and Chief Executive Officer should be held by separate persons and that the Chairperson of the Board should be independent. The Board may, however, determine at any time that, in light of new or special circumstances, it is in the best interests of our Company for the roles of the Chairperson of the Board and Chief Executive Officer to be combined. If the individual elected to serve as Chairperson of the Board is our Chief Executive Officer, or if the Chairperson of the Board is not independent as determined by the Board, then the independent directors will elect a Lead Independent Director. The Lead Independent Director’s responsibilities include presiding over meetings of the independent directors held in executive session, consulting with the executive Chairperson and the Chief Executive Officer on Board and committee meeting agendas and acting as a liaison between management, the executive Chairperson and the independent directors.

Board’s Role in Oversight of Risk

Our Board is responsible for risk oversight. The Board regularly reviews information regarding our Company’s credit, liquidity and operations, as well as the risks associated with each. The Audit and Finance Committee discusses with our independent auditor the major financial risk exposures and the steps management has taken to monitor and mitigate such exposures.

Board of Directors Meetings, Committees of the Board and Director Independence

Attendance of Directors

In 2019, our Board met eight times, and all directors attended at least 75% of the Board meetings and meetings of the committees of the Board on which each director served. Our directors are encouraged, but not required, to attend annual meetings. All members of the Board then in office attended our 2019 Annual Meeting of Stockholders, and all of our current director are expected to attend the 2020 Annual Meeting.

Committees of the Boards of Directors

Our Board has designated the following standing committees: an Audit and Finance Committee, a Compensation Committee and a Nominating/Governance Committee. From time to time as needed, our Board may designate ad hoc or special committees to address specifically delegated matters and in 2019, the Board formed an ad hoc Marketing Committee.

The current membership of our standing Board committees is as follows:

Name	Audit and Finance	Nominating/ Governance	Compensation
Evelyn D’An
Marty Fogelman
Robin Marino
Alan Mustacchi
Andrew Train
Stephen Zelkowicz

Audit and Finance Committee

The Audit and Finance Committee met four times in 2019. As described in the committee’s charter, a copy of which is available under the Investor Relations section of our website at www.sumrbrands.com, the primary function of the committee is to oversee (1) our accounting and financial reporting process and (2) the independent audit of our Company’s financial statements, by appointing, retaining, setting compensation of, and supervising our independent auditors, reviewing the results and scope of the audit and other accounting-related services, and reviewing our accounting practices and systems of internal accounting and disclosure controls.

The committee, established in accordance with section 3(a)(58)(A) of the Exchange Act, currently consists of three members: Alan Mustacchi (Chairperson), Evelyn D’An and Robin Marino. Each member of the committee is an “independent” director under applicable SEC and Nasdaq Stock Market rules. The members of the committee have extensive business and financial experience, and are required to have a good understanding of financial statements, including our balance sheet, income statement, cash flow statement and our quarterly reports on Form 10-Q and our annual report on Form 10-K and related financial statements and disclosures. Our Board has determined that each of Mr. Mustacchi and Ms. D’An qualifies as an “audit committee financial expert” within the meaning of SEC rules.

The committee meets with our external auditors and principal financial personnel to review quarterly financial results and the results of the annual audit (in both regular and executive sessions). The committee reviews and approves annual external auditor engagement plans, scopes and fees, and verifies the rotation of the lead or coordinating audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit. The committee approves all fees and terms related to the annual independent audit as well as all permissible non-audit engagements of the external auditors. The committee pre-approves all audit and permissible non-audit services to be performed by the external auditors.

Compensation Committee

The Compensation Committee met five times in 2019. The committee currently consists of three members: Evelyn D’An (Chairperson), Alan Mustacchi and Stephen J. Zelkowicz. Each member of the committee is an “independent” director under the rules of the Nasdaq Stock Market.

As described in the committee’s charter, which is available under the Investor Relations section of our website at www.sumrbrands.com, the committee has the overall responsibility, on behalf of our Board, for approving and evaluating all compensation plans, programs and policies as they affect our Chief Executive Officer and our other executive officers, and for matters involving the compensation of our directors. The committee will meet as often as necessary to carry out its responsibilities, and may invite to its meetings any director, management, or such other persons as it deems necessary to carry out such responsibilities. The committee will review and approve, at least annually, the annual base salaries and annual incentive opportunities of our Chief Executive Officer and our other executive officers. The committee also acts as administrator of our compensation programs as they affect all of our employees.

Use of Outside Advisors. All compensation decisions are made with consideration of the committee’s guiding principles to provide competitive compensation for the purpose of attracting and retaining talented executives and employees and of motivating our employees to achieve improved Company performance, which ultimately benefits our stockholders. The committee has the sole authority to retain and terminate any advisors, including independent counsel, compensation consultants and other advisors to assist as needed, and has sole authority to approve the advisors’ fees, which will be paid by the Company, and the other terms and conditions of their engagement. The committee considers input and recommendations from management, including our Chief Executive Officer (who is not present during any committee deliberations with respect to his compensation), and outside compensation consultants in connection with its review of our Company’s compensation programs and its annual review of the performance of the other executive officers. The committee has engaged the services of an independent compensation consultant, Pearl Meyer. As further described below under Executive Compensation “- Role of Compensation Committee and Management” and “- Role of Compensation Consultant,” Pearl Meyer has assisted the committee with executive compensation matters.

The committee takes into consideration the recommendations of its compensation consultant and our Chief Executive Officer, but retains absolute discretion as to whether to adopt such recommendations in whole or in part, as it deems appropriate. For additional information on the processes followed by the committee and the objectives, methodologies and components of compensation considered by the committee in connection with executive compensation and overall compensation for employees, see the “Executive Compensation” section of this proxy statement.

Nominating/Governance Committee

The Nominating/Governance Committee met three times in 2019. As described in the committee’s charter, which is available under the Investor Relations section of our website at www.sumrbrands.com, the committee is responsible for (1) overseeing and reviewing the size, functioning, composition and needs of the Board and its committees, including recruitment of qualified board members and recommending nominees to the Board for election as directors, (2) developing and recommending corporate governance guidelines and monitoring those guidelines and (3) overseeing the CEO and management succession planning process.

The committee currently consists of three members: Stephen Zelkowicz (Chairperson), Marty Fogelman and Robin Marino. Each member of the committee is an “independent” director under the rules of the Nasdaq Stock Market.

Process for Identifying and Evaluating Potential Director Nominees. The committee will consider persons identified by its members, management, stockholders, investment bankers and others for nomination to the Board. The committee follows the process described in this proxy statement and its charter when determining nominees to our Board.

The committee will identify, evaluate and recommend candidates to become members of our Board with the goal of creating a Board that, as a whole, consists of individuals with various and relevant career experience, industry knowledge and experience, financial expertise (including whether a candidate satisfies the criteria for being an “audit committee financial expert,” as defined by the SEC), and community ties. The committee will also consider minimum individual qualifications of candidates, including strength of character, mature judgment, familiarity with our Company’s business and industry, independence of thought, an ability to work collegially and whether the candidate is “independent” within the meaning of SEC and Nasdaq Stock Market rules. While our Board has not adopted a mandatory retirement age or term limits for its members, in re-nominating incumbent members to the Board, the committee takes into account the tenure of the member and the appropriateness of the director’s continued service. Candidates, whether identified by the committee or proposed by stockholders, will be reviewed in the context of the current composition of our Board, our operating requirements and the long-term interests of our stockholders. Although the committee does not have a formal diversity policy concerning membership of the Board, the committee does consider diversity in its broadest sense when evaluating candidates, including persons diverse in gender, ethnicity, experience, and background.

Process for Stockholder Nominations. Nominations to our Board may be submitted to the committee by our stockholders in accordance with the process described in our Bylaws. Stockholders who wish to recommend a candidate for election to our Board should send their letters to us at 1275 Park East Drive, Woonsocket, Rhode Island 02895, Attention: Secretary. These letters will be promptly forwarded to the members of the Nominating/Governance Committee.

All stockholder recommendations for director candidates must be submitted to us not less than 60 calendar days or more than 90 calendar days prior to the annual meeting at which the nominee is requested to be proposed, provided, however, that if less than 70 days’ notice or prior disclosure of the date of the annual meeting is given or made to stockholders, then notice by the stockholder, to be timely, must be received no later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made, whichever first occurs. Stockholders must follow certain procedures to recommend or propose candidates for election as directors described in our Bylaws and summarized below.

The notice must contain certain information about the stockholder making the recommendation or proposal of a candidate for election to the Board, as described in our Bylaws, including (1) the name and address of the stockholder and its affiliates making the recommendation, (2) the number of shares of our common stock directly or indirectly beneficially owned by the stockholder, including any rights to acquire shares of our common stock and (3) the information relating to such stockholder that would be required to be disclosed in a proxy statement in connection with the solicitation of proxies for election of directors in a contested election under Section 14 of the Exchange Act. The recommendation must contain the following information about the candidate being proposed for election to the Board as described in our Bylaws, including (i) the name and address of the candidate, (ii) the number of shares of our common stock directly or indirectly beneficially owned by the candidate, including any rights to acquire shares of our common stock, (iii) the information that would be required to be disclosed in a proxy statement in connection with the solicitation of proxies for election of directors in a contested election under Section 14 of the Exchange Act and (iv) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such stockholder, on the one hand, and each such proposed nominee, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 of Regulation S-K if the stockholder making the nomination were the “registrant” for purpose of such rule and the nominee were a director or executive officer of such registrant. The candidate must also submit a written representation and agreement to us that he or she is not party to any agreement with another person (other than our Company) that, if elected, would obligate the candidate to act or vote on a certain issue or that provides for compensation or other reimbursement for service on the Board, and that if elected, the candidate would be in compliance with all of our applicable Company guidelines and policies.

Ad Hoc Committees

In 2018, the Board formed a Marketing Committee as a new, ad hoc committee to assist the Board in overseeing the Company’s overall strategic direction, risks, investments and progress in the areas of marketing, branding and e-commerce. The committee met regularly during 2019. In early 2020, in part due to the COVID 19 pandemic, the Board determined to dissolve the committee.

Independence of Directors

In determining the independence of directors, our Board analyzes each director’s relationship with our Company and our subsidiaries to determine whether our directors are independent under the applicable rules of the Nasdaq Stock Market and the SEC. Our Board has determined that each of its current directors is “independent” within the meaning of the independence rules of the Nasdaq Stock Market and the SEC.

Other Governance Matters

Majority Voting

Our Bylaws provide for a majority voting standard in uncontested elections of directors, such that a nominee for director shall be elected to the board if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election, with a plurality vote standard retained for contested director elections, that is, when the number of director nominees exceeds the number of directors to be elected.

In connection with this majority voting standard, the Board adopted a director resignation policy that is set forth in our Corporate Governance Guidelines. The director resignation policy provides that director nominees must tender irrevocable resignations that will be effective only upon (1) the failure to receive the required vote in an uncontested election at the next stockholder meeting at which they face re-election and (2) acceptance of such resignation by the Board. If an incumbent director fails to receive the required vote for re-election, the Nominating/Governance Committee will make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. The Board will act on the resignation, taking into account the Nominating/Governance Committee’s recommendation, within 90 days from the date of the certification of the director election results. Thereafter, the Board will promptly publicly disclose its decision and rationale for the decision.

Executive Sessions

Our independent directors meet in executive session from time to time, and met at least four times in 2019.

Code of Ethics

We have adopted a Code of Ethics that applies to all our directors, officers and employees, which can be found under the Investor Relations section of our website at www.sumrbrands.com. Amendments to our Code of Ethics and any grant of a waiver from a provision of our Code of Ethics requiring disclosure under applicable SEC or Nasdaq Stock Market rules will be disclosed on our website.

Corporate Governance Guidelines

Our Board has adopted Corporate Governance Guidelines, which can be found under the Investor Relations section of our website at www.sumrbrands.com. These guidelines include, without limitation, guidelines relating to director qualifications and responsibilities, director resignations, board committees, director access to officers and employees, director and officer compensation, management succession and stockholder communication with the Board.

Insider Trading Policy

Under our Code of Ethics, directors, officers, and employees who have access to confidential information relating to our Company are not permitted to use or share that information for stock trading purposes or for any other purpose except the conduct of the Company’s business. To use non-public information for personal financial benefit or to “tip” others who might make an investment decision on the basis of this information is not only unethical and against Company policy but is also illegal. We also maintain an insider trading policy, applicable to all directors, officers and employees and other designated service providers. The policy provides that these persons may not (1) buy, sell or engage in other transactions in our securities while aware of material non-public information about our Company; (2) buy or sell securities of other companies while aware of material non-public information about those companies that they become aware of as a result of business dealings with our Company, or (3) disclose material non-public information to any unauthorized persons outside of our Company. In addition, officers and directors are prohibited from purchasing or selling options on our common stock or engaging in short sales of our common stock. Officers and directors are discouraged from engaging in hedging or monetizing transactions (such as prepaid variable forwards, collars, equity swaps or similar derivative securities that are linked to our common stock), and must obtain prior approval to engage in such transactions. The policy also requires officers, directors and certain other identified employees to obtain pre-clearance for any trading, and subjects these persons to a defined trading blackout period.

Stock Ownership Guidelines

Our Board has adopted ownership guidelines to align the interests of its directors and our Chief Executive Officer with the interests of our stockholders. These guidelines encourage our directors and our Chief Executive Officer to maintain a significant ownership stake over their tenure. It is expected that each director and the Chief Executive Officer shall attain the applicable share ownership level within five years of his or her initial election or appointment, or for non-employee directors that were members of the Board at the time the policy was adopted, within five years of adoption of the policy.

In calculating compliance with the guidelines, each director and our Chief Executive Officer shall be credited for each share of common stock beneficially owned by him or her, including shares held in benefit plans, each share of vested and non-vested restricted stock, and each restricted stock unit. The Compensation Committee will review from time to time the ownership guidelines and recommend any changes for approval by our Board as appropriate. Because the Company currently has an Interim Chief Executive Officer, to whom the stock ownership guidelines are not applicable to our Chief Executive Officer at this time. As of the date of this proxy statement, our directors have made progress towards meeting the ownership guidelines.

Communications with Directors

Stockholders may send communications to our Board, the Chairperson, any individual director or group of directors, or any Board committee by using the contact information provided on our website. Stockholders also may send communications by letter addressed to our Secretary, Attn: Board of Directors, Summer Infant, Inc., 1275 Park East Drive, Woonsocket, Rhode Island 02895. Communications may also be received and reviewed by our Chairperson or members of senior management. Stockholder concerns about our accounting, internal controls, auditing matters or business practices will be reported to the Audit and Finance Committee. All other concerns will be reported to the appropriate committee(s) of our Board.

Director Compensation

For fiscal 2019, the following director compensation program was in place for our non-employee directors:

•	for the first two quarters, an annual retainer fee of $90,000 for the Chairperson and $45,000 for other non-employee directors, which was reduced to $70,000 and $35,000, respectively, beginning in the third quarter of 2019;

•	for any meetings beyond four regularly scheduled board meetings per year, a fee of $1,000 for each board meeting attended in person;

•	the chairpersons of the Audit, Compensation, Nominating/Governance and Marketing Committees received an additional annual fee of $15,000, $10,000, $8,000 and $8,000, respectively;

•	each director serving as a member of the Audit, Compensation and Nominating/Governance Committees (other than the chairperson of each such committee) received an annual fee of $5,000; and

•	on the date of our 2019 annual meeting of stockholders, each director other than our Chairperson received an annual equity award, in the form of 7,500 (834 shares on a post-split adjusted basis) and the Chairperson received an annual equity award, in the form of shares of our common stock, of 15,000 shares (1,667 shares on a post-split adjusted basis).

We also generally reimburse non-employee directors for travel expenses incurred in connection with their duties as directors. In addition, our Board of Directors may from time to time also provide for cash compensation, as recommended by the Compensation Committee, payable to members of special or ad hoc committees of the Board of Directors.

Other than as disclosed in this proxy statement, we do not pay any directors who are also executive officers any additional compensation for service as directors.

Director Compensation in 2019

The following table shows non-employee director compensation in 2019. Mark Messner, our former Chief Executive Officer, served on the Board during 2019 and did not receive any additional compensation for his service as a director. For information on compensation received by Mr. Messner for his services as Chief Executive Officer, please see “Executive Compensation - Summary Compensation Table” below.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)	Total ($)
Evelyn D’An	55,000	5,175	--	60,175
Marty Fogelman	45,000	5,175	--	50,175
Robin Marino	90,000	10,350	--	100,350
Alan Mustacchi	60,000	5,175	--	65,175
Andrew Train	48,000	5,175	--	53,175
Stephen J. Zelkowicz	53,000	5,175	--	58,175

(1)	Represents fees earned or paid in cash in 2019, including annual retainer fees and committee fees.

(2)	The amounts reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 7 to our audited consolidated financial statements for the fiscal year ended December 28, 2019, included in our Original Filing. As of December 28, 2019, Mr. Train had 278 unvested restricted shares (on a post-split basis).

PROPOSAL NO. 2

ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (known as the Dodd-Frank Act), provides that a public company’s proxy statement in connection with the Company’s annual meeting of stockholders must allow stockholders to cast an advisory, non-binding vote regarding the compensation of our named executive officers as disclosed in accordance with the SEC’s rules.

As discussed under “Executive Compensation” below, our compensation programs are designed to attract, motivate and retain highly qualified executives and seek to foster a performance-oriented culture, where individual performance is aligned with organizational objectives. For example, our annual short-term incentive plan is designed to reward individuals for performance based primarily on our financial results and their achievement of personal and corporate goals that contribute to our long-term goal of building stockholder value. Grants of equity-based awards are intended to provide additional incentive to work to enhance long-term total return to stockholders and to align the interests of our executives with those of our stockholders. For additional information on our executive compensation programs, including specific information about compensation paid by us in 2019, please read the information set forth in the “Executive Compensation” section below, including the tables and narrative descriptions.

At the Annual Meeting, we will ask our stockholders to approve our named executive officer compensation for 2019 as described in this proxy statement. This proposal, referred to as a “Say-on-Pay Proposal,” provides our stockholders with the opportunity to express their views on our named executive officers’ compensation. Accordingly, we will present the following advisory Say-on-Pay Proposal at the meeting for stockholder approval:

“RESOLVED, that, the compensation paid to our Company’s named executive officers in 2019, as disclosed in this proxy statement for the Company’s 2020 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation tables and related narrative disclosure, is hereby approved.”

This Say-on-Pay vote is advisory, and therefore not binding on our Company, the Compensation Committee or our Board. However, the Compensation Committee intends to review the results of the advisory vote and will be cognizant of the feedback received from the voting results as it completes its annual review and engages in the compensation planning process.

Vote Required

We will consider the proposal to be approved if a majority of votes are cast “FOR” the proposal. Abstentions are not counted as votes “FOR” or “AGAINST” this proposal.

Recommendation

Our Board recommends that stockholders vote “FOR” the approval, on an advisory basis, of the 2019 compensation of our named executive officers as described in this proxy statement.

PROPOSAL NO. 3

ADVISORY VOTE TO APPROVE THE FREQUENCY OF HOLDING FUTURE ADVISORY VOTES ON NAMED EXECUTIVE OFFICER COMPENSATION

The Dodd-Frank Act added Section 14A to the Exchange Act requires that we provide our stockholders with the opportunity to cast an advisory, non-binding vote regarding their preference as to how frequently to vote on future advisory votes on the compensation of our named executive officers as disclosed in accordance with the SEC’s rules. Stockholders may indicate whether they would prefer that we conduct future advisory votes on named executive officer compensation once every one, two, or three years. Stockholders also may abstain from casting a vote on this proposal.

Previously, our Board of Directors recommended, and the stockholders voted for, an annual vote on the compensation of our named executive officers, and we have submitted an advisory vote to our stockholders each year. Our Board of Directors recommends that we continue with an annual advisory vote on named executive officer compensation.

Our Board of Directors has reviewed this frequency and has determined that an advisory vote on named executive officer compensation that occurs each year continues to be the most appropriate alternative for the Company and; therefore, our Board recommends that you vote for the “one year” option with respect to the advisory vote on named executive officer compensation. Our Board of Directors believes that an annual advisory vote on named executive officer compensation is the optimal interval for conducting and responding to a “Say-on-Pay” vote. Our Board of Directors also believes this frequency is in alignment with our executive compensation practices, as we review the core elements of our executive compensation program annually. By providing an advisory vote on named executive officer compensation on an annual basis, our stockholders will be able to provide us with direct input on our compensation philosophy, policies and practices as disclosed in the Proxy Statement every year.

Vote Required

The frequency choice receiving the majority of the votes cast will be considered as approval of that frequency choice. If none of the three choices receives a majority of the votes cast, the choice that receives the most number of votes will be considered to be the result. Unless otherwise instructed, proxy holders will vote the proxies received by them in accordance with the Board’s recommendation that a Say-on-Pay proposal be submitted to stockholders every year. If you abstain from voting or you are a beneficial holder and do not provide specific voting instructions to your broker, the organization that holds your shares will not be authorized to vote on this proposal and will have not be counted toward the tabulation of the votes on this proposal. Accordingly, we encourage you to vote promptly, even if you plan to attend the meeting.

Recommendation

Our Board of Directors recommends that you vote “FOR” for the “one-year” option as the preferred frequency for future advisory votes on named executive officer compensation.

PROPOSAL NO. 4

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit and Finance Committee has appointed RSM US LLP (“RSM”) as the independent registered public accounting firm to audit the consolidated financial statements of our Company for the fiscal year ending January 2, 2021 and recommends that stockholders vote in favor of the ratification of such appointment. In the event of a negative vote on such ratification, the Audit and Finance Committee will reconsider its selection. We anticipate that representatives of RSM will be present at the Annual Meeting, will have the opportunity to make a statement if they desire, and will be available to respond to appropriate questions.

Fees

The following table shows the aggregate fees paid or accrued for audit and other services provided for fiscal years 2019 and 2018:

	2019	2018
Audit Fees	$338,246	$339,120
Audit-Related Fees	-	12,000
Tax Fees	-	-
All Other Fees	-	-
Total Fees	$338,246	$351,120

Audit Fees in 2018 and 2019 were for professional services rendered for the audit of our annual consolidated financial statements and related procedures and review of consolidated financial statements included in our Quarterly Reports on Form 10-Q and services that are normally provided by RSM in connection with statutory and regulatory filings or engagements. Audit-Related Fees in 2018 were for services rendered with respect to the Company’s adoption of and transition to the new lease accounting standard (ASC 842, Leases).

Audit Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

The Audit and Finance Committee pre-approves all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year, and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to periodically report to the Audit and Finance Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with the pre-approval, and the fees for the services performed to date. The Audit and Finance Committee may also pre-approve particular services on a case-by-case basis.

Vote Required

A majority of shares cast “FOR” the proposal are required for approval. Abstentions are not counted as votes “FOR” or “AGAINST” this proposal.

Recommendation

Our Board recommends that stockholders vote “FOR” the ratification of RSM US LLP as independent registered public accounting firm for the Company for the fiscal year ending January 2, 2021.

AUDIT COMMITTEE REPORT

This Audit Committee Report shall not be deemed to be “soliciting material” or to be filed with the Securities and Exchange Commission or subject to Regulation 14A or 14C under the Exchange Act, or to the liabilities of Section 18 of the Exchange Act. Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933 or the Exchange Act that might incorporate future filings, including this proxy statement, in whole or in part, this report shall not be incorporated by reference into any such filings.

The Audit and Finance Committee (the “Audit Committee”) reviews our financial reporting process on behalf of our Board. Management has the primary responsibility for the financial statements and the reporting process. Our independent auditors are responsible for expressing an opinion on the conformity of our audited financial statements to accounting principles generally accepted in the United States of America.

In this context, the Audit Committee has reviewed and discussed our audited financial statements with management and the independent auditors. The Audit Committee has discussed with the independent auditors the matters required to be discussed with the Audit Committee by the applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) and the SEC. In addition, the Audit Committee has received the written disclosures and the letter from the independent auditors required by the applicable requirements of the PCAOB regarding the independent auditor’s communications with the Audit Committee concerning independence, and has discussed with the independent auditor the independent auditor’s independence. In addition, the Audit Committee has considered whether the independent auditor’s provision of non-audit services to us is compatible with the auditor’s independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that our audited financial statements be included in our Annual Report on Form 10-K for the year ended December 28, 2019, for filing with the SEC.

The foregoing report has been furnished by the Audit Committee.

Alan Mustacchi, Chairperson

Evelyn D’An
Robin Marino

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of July 23, 2020 by:

•	each person known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock;

•	each of our directors and named executive officers listed in the Summary Compensation Table under the section entitled “Executive Compensation”; and

•	all of our current executive officers and directors as a group.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership (2)	Percent of Common Stock (3)
5% Stockholders
Wynnefield Capital Management LLC and related parties (4)	758,788	35.9%
Jason Macari (5)	385,432	18.3%
Plaisance Capital LLC (6)	111,497	5.3%

Directors and Named Executive Officers
Evelyn D’An	5,782	*
Marty Fogelman (7)	16,826	*
Paul Francese (8)	3,894	*
Robin Marino	28,216	1.4%
Mark Messner (9)	18,405	*
Alan Mustacchi	12,464	*
Stuart Noyes	--	--
Edmund J. Schwartz	--	--
Andrew Train (10)	6,478	*
Stephen J. Zelkowicz	10,359	*
All current directors and executive officers as a group (8 persons)	80,125 (10)	3.8%

*       Less than 1%

(1)	Unless otherwise noted, the business address of each named person is 1275 Park East Drive, Woonsocket, Rhode Island 02895.

(2)	Unless otherwise noted, each person named in the table has sole voting and investment power with regard to all shares beneficially owned, subject to applicable community property laws.

(3)	The percentages shown are calculated based on 2,111,427 shares of common stock issued and outstanding on July 23, 2020. In calculating the percentage of ownership, all shares of common stock that the identified person or group had the right to acquire within 60 days of July 23, 2020 are deemed to be outstanding for the purpose of computing the percentage of the shares of common stock owned by that person or group, but are not deemed to be outstanding for the purpose of computing the percentage of the shares of common stock owned by any other person or group.

(4)	The information is as reported on Amendment No. 11 to Schedule 13D filed with the SEC on March 12, 2019. The address for Wynnefield Capital Management, LLC and related entities is 450 Seventh Avenue, Suite 509, New York, NY 10123. Of the shares indicated, 228,644 shares are beneficially owned by Wynnefield Partners Small Cap Value, L.P. (“Partners”), 346,343 shares are beneficially owned by Wynnefield Partners Small Cap Value, L.P. I (“Partners I”), 159,527 shares are beneficially owned by Wynnefield Small Cap Value Offshore Fund, Ltd. (“Fund”), and 24,274 shares are beneficially owned by Wynnefield Capital, Inc. Profit Sharing & Money Purchase Plan (“Plan”).

Wynnefield Capital Management, LLC (“WCM”) is the sole general partner of Partners and Partners I and, accordingly, may be deemed to be the indirect beneficial owner (as that term is defined under Rule 13d-3 under the Exchange Act) of the shares that Partners and Partners I beneficially own. WCM, as the sole general partner of Partners and Partners I, has the sole power to direct the voting and disposition of the shares that Partners and Partners I beneficially own. Nelson Obus and Joshua Landes are the co-managing members of WCM and, accordingly, each of Messrs. Obus and Landes may be deemed to be the indirect beneficial owner (as that term is defined under Rule 13d-3 under the Exchange Act) of the shares that WCM may be deemed to beneficially own. Each of Messrs. Obus and Landes, as co-managing members of WCM, share the power to direct the voting and disposition of the shares that WCM may be deemed to beneficially own.

Wynnefield Capital, Inc. (“WCI”) is the sole investment manager of the Fund and, accordingly, may be deemed to be the indirect beneficial owner (as that term is defined under Rule 13d-3 under the Exchange Act) of the shares that the Fund beneficially owns. WCI, as the sole investment manager of the Fund, has the sole power to direct the voting and disposition of the shares that the Fund beneficially owns. Messrs. Obus and Landes are executive officers of WCI and, accordingly, each may be deemed to be the indirect beneficial owner (as that term is defined under Rule 13d-3 under the Exchange Act) of the shares that WCI may be deemed to beneficially own. Messrs. Obus and Landes, as executive officers of WCI, share the power to direct the voting and disposition of the shares that WCI may be deemed to beneficially own.

The Plan is an employee profit sharing plan. Messrs. Obus and Landes are the co-trustees of the Plan and accordingly, Messrs. Obus and Landes may be deemed to be the indirect beneficial owner (as that term is defined under Rule 13d-3 under the Exchange Act) of the shares that the Plan may be deemed to beneficially own. Each of Messrs. Obus and Landes, as the trustees of the Plan, shares with the other the power to direct the voting and disposition of the shares beneficially owned by the Plan.

The information set forth in this footnote with respect to WCM, WCI and Messrs. Obus and Landes, shall not be considered an admission that any of such persons, for the purpose of Section 16(b) of the Exchange Act, are the beneficial owners of any shares in which such persons do not have a pecuniary interest. Each of WCM, WCI and Messrs. Obus and Landes disclaims any beneficial ownership of these shares.

(5)	The information is as reported on Amendment No. 2 to Schedule 13D filed with the SEC on September 16, 2016 and a Form 4 filed on November 20, 2019. The address of Mr. Macari is 3100 Diamond Hill Road, Cumberland, RI 02864.

(6)	The information is as reported on Schedule 13G filed with the SEC on June 12, 2020 by Plaisance Capital I LLC, Plaisance Fund LP, Plaisance Capital GP LLC and Daniel Kozlowski. The Reporting Persons address is 250 Fillmore Street, Suite 525, Denver, Colorado 80206. The Reporting Persons specifically disclaim beneficial ownership of the shares except to the extent of its pecuniary interest therein.

(7)	Includes 6,255 shares held by Mr. Fogelman’s spouse.

(8)	Includes 1,390 shares that may be acquired upon exercise of outstanding vested options.

(9)	Mr. Messner stepped down as the Company’s CEO effective December 13, 2019.

(10)	Includes 278 restricted shares that will vest within 60 days of July 23, 2020.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who beneficially own more than 10% of a registered class of our equity securities, to file reports with the SEC relating to their ownership and changes in ownership of our common stock and other equity securities. Based solely on our review of our records, SEC filings and on written representations from our executive officers and directors, we believe that each person who, at any time during the fiscal year, was a director, officer or beneficial owner of more than 10% of our common stock, complied with all Section 16(a) requirements during the fiscal year, except for Jason Macari, who filed two late Form 4 filings reporting five purchase transactions.

Executive Officers

Information concerning our current executive officers is set forth below. All executive officers hold their positions for an indefinite term and serve at the pleasure of our Board.

Current Executive Officers

Stuart Noyes, 56, was appointed our Interim Chief Executive Officer in December 2019. Mr. Noyes is managing partner of Winter Harbor, LLC, a consulting firm specializing in turnaround and restructuring services, which he co-founded in January 2012. He has more than 25 years of experience in executive and general management, operations, procurement, creditor negotiations, and finance, providing strategic and tactical turnaround solutions to a variety of clients. From February 2016 through April 2016, Mr. Noyes served as Chief Restructuring Officer of The Mid-States Supply Company, which filed a voluntary petition for bankruptcy in February 2016. From September 2016 through November 2016, Mr. Noyes served as Chief Restructuring Officer for TPP Acquisition (d/b/a The Picture People), which filed a voluntary petition for bankruptcy in September 2016. From November 2012 until December 2015, Mr. Noyes served as Chief Restructuring Officer, and then Assignee for Creditors, of AFL Quality, Inc. and its related entities, AFL Quality NY LLC and DGF, Inc., which were subject to an involuntary petition for liquidation in February 2013 that was later dismissed in April 2013. From Mr. Noyes is a member of the Turnaround Management Association and holds a Master of Business Administration from the University of Utah and Bachelor of Business Administration from the University of Maine.

Edmund J. Schwartz, 70, was appointed our Chief Financial Officer effective June 15, 2020. Mr. Schwartz is a finance professional with extensive experience with acquisitions, organizational restructuring, implementing cost reducing process improvement initiatives and developing cash management discipline in a variety of industries, including consumer products, manufacturing, distribution and retail. Since December 2017, Mr. Schwartz has worked with Winter Harbor, LLC, as a consultant to various companies on financial matters. From August 2015 until September 2016, he served as interim chief financial officer of LRI Holdings. Inc. Mr. Schwartz previously served as a consultant to the Company, and acted as the Company’s Interim Chief Financial Officer from March 2012 through September 2012.

EXECUTIVE COMPENSATION

Overview

We are an infant and juvenile products company originally founded in 1985 and have publicly traded on the Nasdaq Stock Market since 2007 under the symbol “SUMR.” We are a recognized authority in the juvenile industry, providing parents and caregivers a full range of innovative, high-quality, and high-value products to care for babies and toddlers.

Our industry is highly competitive and has many participants, and our ability to compete effectively in our industry is dependent in part on our ability to attract, motivate and retain key management personnel and qualified employees. Historically, we have followed a pay-for-performance compensation philosophy, with the intent to, over time, bring salaries and total executive compensation in line with approximately the median (50th percentile) of the companies represented in our peer group. However, we have not been able to compensate our executives near this level in past years due to our Company’s financial performance, stock price and the limited pool of shares available for issuance under our equity plan.

The below discussion outlines the Company’s approach to executive compensation leading up to 2019. However, in 2019, given the uncertainty of the impact on the Company’s results of trade tariffs on imported Chinese goods, including tariffs imposed in 2018, proposed new tariffs and increases in existing tariffs, the Compensation Committee, with the approval of the Board, determined not to adopt an annual bonus incentive program for fiscal 2019. The Company’s actual fiscal 2019 sales ended relatively flat, declining by 0.3%. In late 2019, we experienced a change in senior management, with Mark Messner, our former Chief Executive Officer stepping down. In light of the Company’s financial situation at the end of 2019, the Board appointed Stuart Noyes as the Company’s Interim Chief Executive Officer pursuant to an engagement with Winter Harbor, LLC, a consulting firm specializing in turnaround and restructuring services. In May 2020, we announced the retirement of Paul Francese, our Chief Financial Officer, who was succeed by Edmund J. Schwartz, our current Chief Financial Officer, as of June 15, 2020.

Our Board has appointed a Compensation Committee consisting of independent directors as required by applicable SEC and Nasdaq Stock Market rules. The Compensation Committee is authorized to determine and approve, or make recommendations to our Board with respect to, the compensation of our chief executive officer, chief financial officer and our other executive officers, and to grant or recommend the grant of stock-based compensation to our executive officers and employees. The Compensation Committee also reviews our compensation policies and practices for all employees.

Historically, our philosophy is to compensate our executives at levels that enable us to attract, motivate and retain highly qualified executives. In the past, the components of executive compensation have been base salary, annual incentive bonuses and equity award grants. The Compensation Committee aims to provide salaries that are competitive with those paid by comparable companies for similar work, based on each executive’s experience and performance. In prior years, our compensation program has included an annual bonus program designed to reward individuals for performance based primarily on the Company’s achievement of financial goals as well as the individual’s achievement of personal and strategic goals that contribute to building stockholder value. In addition, annual grants of stock-based awards are intended to provide additional incentive to executives to work to enhance long-term total return to stockholders and to align the interests of our executives with those of our stockholders. Total compensation levels reflect the executive’s position, responsibilities, tenure, individual experience and achievement of goals. Compensation levels may vary from year to year and among our various executive officers with fixed and variable pay components. The Compensation Committee and the Board may also, from time to time, desire to recognize individual contributions to the Company and to encourage continued outstanding performance by granting discretionary bonuses, in the form of cash or equity awards.

We provide only certain executive fringe benefits. Generally our executives receive health and welfare benefits, such as group medical, dental, life and long-term disability coverage, under plans generally available to all other employees. We believe that our executives should be able to provide for their retirement needs from the total annual compensation they earn based on our performance. Accordingly, other than an employer matching contribution under our 401(k) plan, which is the same that we provide all of our employees, we do not offer our executives any nonqualified pension plans, supplemental executive retirement plans, deferred compensation plans or other forms of compensation for retirement. We may provide for fringe benefits, such as auto allowances, commuting benefits, housing or relocation benefits in individually negotiated executive employment agreements.

Role of the Compensation Committee and Management

The Compensation Committee currently determines or recommends to the Board the compensation of our chief executive officer, chief financial officer and our other executive officers. Annually, our Compensation Committee, together with our Board, evaluates the performance of and determines the compensation of our chief executive officer in light of the goals and objectives of our compensation program for that year. Our Compensation Committee annually assesses the performance of our other executive officers and considers recommendations from our chief executive officer when determining the compensation of our other executive officers. As discussed below, the Compensation Committee may also consider input from other independent directors, our compensation consultant and benchmarking studies and surveys, but retains absolute discretion as to whether to adopt any recommendations as it deems appropriate.

At the request of our Compensation Committee, our chief executive officer, chief financial officer and other executive officers may attend our Compensation Committee meetings, including meetings at which our compensation consultant is present. This enables our Compensation Committee to review with senior management the strategic and individual goals. Our Compensation Committee ultimately makes all determinations regarding financial and individual goals and targets. Our chief executive officer does not attend any portion of meetings at which his compensation is discussed.

The Compensation Committee also, in consultation with its independent compensation consultant, considers changes to our compensation programs as appropriate in response to input from stockholders through our annual Say on Pay vote and evolving factors such as the business environment and competition for talent. As part of its 2019 compensation setting process, the Compensation Committee reviewed the results of the Say on Pay vote regarding executive compensation paid in 2018, in which approximately 99% of the votes cast were voted in favor of our executive compensation program.

The Compensation Committee has authority to retain (at our Company’s expense) outside counsel, compensation consultants and other advisors to assist as needed. The Compensation Committee considers input and recommendations from our outside compensation consultants in connection with its review of our Company’s compensation programs and its annual review of the performance of the other executive officers. In 2019, the Compensation Committee engaged the services of an independent compensation consultant, Pearl Meyer. The Compensation Committee retains Pearl Meyer directly, although in carrying out assignments Pearl Meyer also interacts with management when necessary and appropriate to obtain compensation and performance data. As required under SEC rules, the Compensation Committee reviews the services of its compensation consultant to evaluate whether any conflicts of interest are raised, taking into consideration certain factors, including whether the consultant provides any other services to our Company, the amount of fees our Company pays to the consultant, whether there are any business or personal relationships with an executive officer of our Company or with any committee member, and whether the consultant owns any stock of our Company. On an annual basis, the Compensation Committee will continue to monitor the independence of its compensation consultants. The Compensation Committee determined, based on its evaluation, that the work of Pearl Meyer has not created any conflict of interest. In 2019, Pearl Meyer assisted the Compensation Committee with the following: (i) attended Compensation Committee meetings as requested; (ii) provided advice and analysis of the design of the Company’s short-term and long-term incentive programs; and (iii) reviewed and provided comments on named executive officers’ compensation and the disclosure regarding executive compensation in the proxy statement for the 2019 annual meeting of stockholders.

Compensation Benchmarking

In determining compensation levels, the Compensation Committee believes that it is important when making compensation-related decisions to be informed as to the practices of publicly-held companies of similar size, revenue and market focus. As a result, the Compensation Committee relies on its independent compensation consultant to help define the appropriate competitive market using a combination of peer group companies and industry-specific compensation surveys. The Company’s peer group currently consists of the companies noted below.

Acme United Corporation	JAKKS Pacific, Inc.
Black Diamond, Inc.	Lifetime Brands, Inc.
Crown Crafts, Inc.	Nautilus Inc.
CSS Industries Inc.	Rocky Brands, Inc.
Delta Apparel, Inc.	Turtle Beach Corporation
Escalade Inc.	ZAGG Inc.

Named Executive Officer Compensation in 2019

Our named executive officers for 2019 were Stuart Noyes, Interim Chief Executive Officer, Paul Francese, Senior Vice President and Chief Financial Officer, and Mark Messner, former President and Chief Executive Officer. Mr. Noyes joined our Company in December 2019, replacing Mr. Messner.

Interim CEO

Winter Harbor Engagement. Mr. Noyes does not receive any compensation directly from the Company, but was engaged pursuant to the terms of an engagement letter between the Company and Winter Harbor, LLC dated December 9, 2019 (the “Letter Agreement”), to act as the Company’s Interim CEO, effective December 16, 2019. Mr. Noyes reports to the Board, and, together with other Winter Harbor advisors, provides restructuring and advisory services to the Company. Compensation for the services provided under the Agreement for the first ten weeks of the engagement were determined based on agreed-upon hourly rates, subject to a cap of $35,000 per week (other than holiday weeks, which were capped at $15,000 each week) and thereafter upon actual hours worked or such other mutually agreed upon fee structure, plus any out-of-pocket expenses. In February 2020, the Compensation Committee approved, and the Company entered into, an amendment to the Letter Agreement that provides for compensation at a weekly rate of $40,000, effective beginning the week of February 24, 2020 through the termination of the engagement letter. The Letter Agreement, as amended, also includes a bonus (within a range of $50,000 to $550,000) payable to Winter Harbor if the Company engages in a transaction that constitutes a “change in control” (as defined in the Company’s existing Change in Control Plan) and the Company’s stockholders receive a specified amount of per share consideration, the amount of such bonus to vary depending on such per share consideration. The Company has also agreed to indemnify Winter Harbor, Mr. Noyes and other Winter Harbor personnel in connection with the engagement, subject to customary terms and conditions. Either party may terminate the Letter Agreement upon 30 days’ prior written notice.

Prior to entering into the Letter Agreement, in November 2019 in connection with the Company’s amendment to its credit facilities, the Company engaged Winter Harbor to provide financial advisory services (the “Advisor Agreement”) and paid a retainer of $25,000. Compensation under the Advisor Agreement is determined based on agreed-upon hourly rates for actual hours worked, plus any out-of-pocket expenses and a 1% administrative fee on the total amount of each invoice to cover administrative costs. As of December 28, 2019, the Company had paid or accrued approximately $35,774 related to services provided under the Advisory Agreement, including expenses and administrative fees. Fees for services under the Advisor Agreement engagement are separate from, and in addition to, fees paid under the Letter Agreement. Fees paid to Winter Harbor under the Letter Agreement are included in the Summary Compensation Table set forth in the Executive Compensation section below.

Other Named Executive Officers

Base Salaries. There were no base salary increases for Messrs. Messner or Francese in 2019.

Annual Incentive Bonus. As discussed above, no annual incentive bonus program was approved for fiscal 2019.

Long-Term Equity Incentive Awards. For 2019, our annual equity-based incentive compensation awards for executive officers and senior management employees were in the form of restricted stock awards and stock options in amounts generally below the market 25th percentile for similar companies due to our stock price and share pool size. Messrs. Messner and Francese each received an annual equity award comparable to prior years. The vesting schedule for these awards is 25% per year, with vesting beginning on the first anniversary of the grant date. In connection with his separation from the Company as described below, a portion of Mr. Messner’s 2019 annual equity award was accelerated.

SUMMARY COMPENSATION TABLE

The following table sets forth, for fiscal years 2018 and 2019, information regarding compensation of our named executive officers:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (1)	All Other Compensation ($)		Total ($)
Stuart Noyes	2019	--	--	--	--	76,194	(2)	76,194
Interim Chief Executive Officer

Paul Francese (3)	2019	330,000	--	6,900	7,800	11,175	(3)	355,875
Former Senior Vice President and Chief Financial Officer	2018	17,769	--	18,800	15,900	3,899		56,368

Mark Messner (4)	2019	403,846	--	13,800	15,600	293,086	(4)	726,332
Former President and Chief Executive Officer	2018	420,000	--	16,400	18,000	96,667		551,067

(1)	The amounts for 2019 reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 7 to our audited consolidated financial statements for the fiscal year ended December 28, 2019, included in our Original Filing.

(2)	Represents fees paid to Winter Harbor, LLC pursuant to the Letter Agreement described above under “Winter Harbor Engagement” during the year ending December 28, 2019. Consists of (i) $30,620 hourly fees paid for services of Mr. Noyes, (ii) $18,331 hour fees paid for services of other Winter Harbor employees, (iii) a $25,000 retainer paid upon entering into the Letter Agreement and (iv) $2,243 of expenses.

(3)	Mr. Francese retired from his position as Chief Financial Officer in June 2020. Includes (i) $175 of relocation expenses and (ii) $11,000 of employer contributions to our Company’s 401(k) plan.

(4)	Mr. Messner stepped down as the Company’s CEO effective December 13, 2019. The amount in the All Other Compensation column for 2019 includes (i) $30,505 of living expenses, (ii) $44,191 of travel expenses to and from Mr. Messner’s residence to our Company’s executive offices, (iii) an auto allowance of $8,250, (iv) $11,000 of employer contributions to our Company’s 401(k) plan, (v) $22,353 of accrued paid time-off that was paid to Mr. Messner upon his separation from the Company, (vi) $15,158 of value for equity awards accelerated upon his separation from the Company, (vii) $150,000 cash severance payment, (viii) $6,175 lease liability assumed under Mr. Messner’s separation agreement and (ix) $5,454 post-termination payment for COBRA.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table provides information about outstanding equity awards held by the named executive officers at the end of 2019. Mr. Noyes has received no equity awards from the Company. Share amounts in the table below have been adjusted to reflect the 9-for-1 reverse stock split that occurred in March 2020.

	Option Awards					Stock Awards
Name	Award Grant Date (1)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price Per Share ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Paul Francese	11/27/2018	833	2,500	8.46	11/27/2028
	11/27/2018	--	--	--	--	1,667	3,450
	05/10/2019	--	2,223	6.21	05/10/2029
	05/10/2019	--	--	--	--	1,111	2,300

Mark Messner (2)	07/13/2016	9,723	--	15.30	06/30/2020
	02/22/2017	4,862	--	17.73	06/30/2020
	03/19/2018	3,429	--	10.71	06/30/2020
	05/02/2018	1,667	--	7.38	06/30/2020
	05/102019	556	--	6.21	06/30/2020

(1)	Unless otherwise noted, (i) option grants vest as follows: 25% of the total number of shares subject to the options vest and become exercisable on each of the first, second, third and fourth anniversaries of the date of grant and (ii) restricted stock grants have a vesting schedule as follows: 25% of the total number of shares underlying the award vest on each of the first, second, third and fourth anniversaries of the date of grant.

(2)	Mr. Messner stepped down as the Company’s CEO effective December 13, 2019. Under his separation agreement with the Company, (i) the vesting of a portion of outstanding, unvested option awards was accelerated and the period in which to exercise vested options was extended to June 30, 2020, and unvested option awards were terminated, and (ii) the vesting of a portion of outstanding, unvested stock awards was accelerated and remaining unvested stock awards were terminated.

Equity Compensation Plan Information

The following table summarizes information, as of December 28, 2019, regarding our equity compensation plans.

Plan Category	Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted Average Exercise Price of Outstanding Options, Warrants, and Rights (b)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans [excluding securities reflected in column (a)] (c)
Equity compensation plans approved by stockholders	105,604	(1)	$13.46	71,468
Equity compensation plans not approved by stockholders	18,196	(2)	18.59	—
Total	123,800		$14.21	71,468

(1)	Includes 21,716 shares issuable upon vesting of outstanding restricted stock awards granted to employees which have not yet vested. Such shares are not included in the calculation of the weighted average exercise price reflected in column (b).

(2)	Represents awards granted as inducement grants to newly-hired employees that were not subject to shareholder approval pursuant to applicable Nasdaq Stock Market Rules. Includes 694 shares issuable upon vesting of outstanding restricted stock awards granted to employees which have not yet vested. Such shares are not included in the calculation of the weighted average exercise price reflected in column (b).

Employment Arrangements with Current Named Executive Officers

Stuart Noyes. Our Interim Chief Executive Officer, Mr. Noyes, does not receive any compensation directly from the Company. See “Winter Harbor Engagement” and the Summary Compensation Table above regarding compensation paid to Winter Harbor, LLC for Mr. Noyes’ services.

Edmund J. Schwartz. Mr. Schwartz was appointed as our Chief Financial Officer effective June 15, 2020. Mr. Schwartz is compensated pursuant to the terms of a consulting agreement with the Company pursuant to which he received compensation of $5,000 for the month of May, and thereafter receives $20,000 per month, plus living and commuting expenses that will be reimbursed by the Company. Mr. Schwartz may terminate the consulting agreement upon 30 days’ prior written notice to the Company, and the Company may terminate the consulting agreement upon 14 days’ prior written notice to Mr. Schwartz.

Agreements with Former Executive Officers

Separation Agreement and General Release with Former Chief Executive Officer. In November 2019, the Company, Summer Infant (USA), Inc. and Mr. Messner entered into a Separation Agreement and General Release (the “Separation Agreement”) regarding the terms of his departure from the Company. Pursuant to the Separation Agreement, in consideration for a general release and covenants from Mr. Messner, Mr. Messner received (i) cash severance totaling $150,000.00, (ii) accelerated vesting of a total of 31,250 shares (3,473 shares on a post-split adjusted basis) under outstanding restricted share awards, (iii) accelerated vesting of a total of 31,250 stock options (3,473 options on a post-split adjusted basis) under outstanding stock option awards, (iv) an extension of the option exercise period for all vested and unexercised stock option awards until June 30, 2020, and (v) reimbursement for COBRA coverage expense up to November 30, 2020. In addition, the Company assumed remaining obligations under Mr. Messner’s apartment lease in Rhode Island and will provide, at its expense, outplacement services to Mr. Messner for a period of up to 12 months following his separation.

Offer Letter with Paul Francese. Pursuant to the terms of his offer letter with the Company, Mr. Francese received an initial annual base salary of $330,000, and was eligible to participate in the Company’s short-term incentive bonus program beginning in fiscal year 2019, with a target equal to 40% of his base salary. He was also eligible to participate in our long-term incentive plan and any other bonus plans, as determined by the Compensation Committee, and was eligible to receive all medical, dental and other benefits to the same extent as provided to other senior management employees. Further, the Company agreed to reimburse Mr. Francese for certain living expenses incurred during his first month of employment in an amount not to exceed $8,000. If Mr. Francese’s employment was terminated by us without cause, or Mr. Francese terminated his employment for good reason, then he was entitled to receive a cash severance payment equal to six months of his then current base salary, payable in accordance with the Company’s customary payroll practices and subject to the Company’s receipt of a general release and termination agreement from Mr. Francese. Mr. Francese retired from the Company in 2020.

Change in Control Plan

In February 2018, the Board of Directors approved a Change in Control Plan, which was subsequently amended in May 2020 to extend the expiration date of the plan to February 7, 2021. Under the “double trigger” provisions of the Change in Control Plan, a participant will be entitled to certain payments if (1) there is a change in control and (2) within the 12-month period following the change in control, the participant’s employment is terminated without cause by the Company or for good reason by the participant. If these events occur, a participant will be entitled to receive payments based on their tier under the Plan for a period of time following the termination. Neither our Interim Chief Executive Officer, Mr. Noyes, nor current Chief Financial Officer, Mr. Schwartz, participate in the Change in Control Plan. Our former Chief Financial Officer, Mr. Francese, was a Tier 2 participant in the Change in Control Plan. Participants in the plan receive benefits depending on their Tier as follows: (i) a cash payment equal to his annual base salary times the applicable tier multiplier (2.0x for CEO; 1.0x for CFO), payable over a period of time following termination (24 months for CEO; 12 months for CFO); (ii) a cash payment equal to the pro-rated portion of the participant’s annual cash bonus actually achieved for the fiscal year in which the termination occurs, payable when such payment would otherwise be paid after the end of the relevant performance period; and (iii) a cash payment equal to one times the monthly premiums for the participant’s group medical, dental and vision coverage for a period of time (24 months for CEO; 12 months for CFO), payable monthly provided that such payments will end if the participant becomes eligible to participate in similar plans with a subsequent employer.

In addition, any unvested equity awards held by participants that were granted prior to the change in control will accelerate and vest in full as of the participant’s termination date, and any unvested performance-based equity awards will be deemed vested and earned assuming achievement at the target performance level. As a condition to receiving payments under the Plan, participants must execute a severance agreement and release, which includes non-competition and similar covenants that remain in effect for a period of time, depending on the Tier of participation.

Retirement Plans

We have a Section 401(k) plan and provide an employer matching contribution, which is the same that we provide all of our employees. We do not offer our executives any nonqualified pension plans, supplemental executive retirement plans, deferred compensation plans or other forms of compensation for retirement.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In March 2009, our wholly owned subsidiary, Summer Infant (USA), Inc. (“Summer USA”), entered into a definitive agreement with Faith Realty II, LLC, a company whose members are Jason P. Macari, our former Chief Executive Officer and a former director. Under this agreement, Faith Realty purchased our corporate headquarters located at 1275 Park East Drive, Woonsocket, Rhode Island for $4,052,500 and subsequently leased the headquarters back to Summer USA. The lease was last amended in May 2020 and, among other things, extended the term of the lease until June 30, 2025, reduced annual base rent payments commencing on July 1, 2020 to $303,180 (with incremental annual increases thereafter pursuant to the amended lease), and provided Summer USA with two options to extend the term of the lease, each for an additional five-year term. In fiscal 2019, payments under this lease totaled $468,000.

For a description of the Company’s agreement with Winter Harbor, of which Mr. Noyes is managing partner, see “Executive Compensation - Winter Harbor Engagement” above.

OTHER MATTERS

We know of no other matters that may come before the Annual Meeting. If any other matters should properly come before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote in accordance with their judgment on those matters. This discretionary authority is conferred by the proxy.

▲ FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED ▲

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

SUMMER INFANT, INC.

Proxy for 2020 Annual Meeting of Stockholders

September 9, 2020

The undersigned hereby appoints Mary Beth Schneider as proxy of the undersigned, with full power to appoint her substitute, to act for and to vote all shares of Summer Infant, Inc. common stock owned by the undersigned, upon the matters set forth in the Notice of Meeting and related Proxy Statement at the Annual Meeting of Stockholders of Summer Infant, Inc., to be held at 9:00 a.m., local time, on Wednesday, September 9, 2020, at the offices of the Company located at 1275 Park East Drive, Woonsocket, Rhode Island 02895 and at any adjournments or postponements of the meeting. The proxy is further authorized to vote, in her discretion, upon other such business as may come before the Annual Meeting, or any adjournments or postponements of the meeting.

YOUR SHARES WILL BE VOTED “FOR” THE ELECTION OF THE NOMINEES FOR DIRECTOR, “FOR” THE ONE YEAR OPTION FOR ITEM 3, AND “FOR” ITEMS 2 AND 4, UNLESS OTHERWISE INDICATED.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY.

(Continued, and to be marked, dated and signed on the other side)

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

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SUMMER INFANT, INC.	Your Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Votes submitted electronically over the Internet must be received by 11:59 p.m., Eastern Time, on September 8, 2020.
INTERNET/MOBILE – www.cstproxyvote.com
Use the Internet to vote your proxy. Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY.	MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

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Please mark your votes like this ☒

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

1.	Election of Directors. To elect five director nominees, each to serve for a one-year term expiring at the 2021 annual meeting of stockholders, and until their respective successors are duly elected and qualified:

(1) Evelyn D’An □ FOR □ AGAINST □ ABSTAIN

(2) Robin Marino □ FOR □ AGAINST □ ABSTAIN

(3) Alan Mustacchi □ FOR □ AGAINST □ ABSTAIN

(4) Andrew Train □ FOR □ AGAINST □ ABSTAIN

(5) Stephen J. Zelkowicz □ FOR □ AGAINST □ ABSTAIN

2.	Advisory vote to approve named executive officer compensation for 2019.

☐ FOR

☐ AGAINST

☐ ABSTAIN

3.	Advisory vote to approve the frequency of holding future advisory votes on named executive officer compensation.

□ ONE YEAR □ TWO YEARS □ THREE YEARS □ ABSTAIN

4.	Ratification of Auditors. To ratify the selection of RSM US LLP as independent registered public accounting firm for the Company for the fiscal year ending January 2, 2021.

☐ FOR

☐ AGAINST

☐ ABSTAIN

In their discretion, the proxy holders are authorized to vote upon such other matters as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Signature	Signature, if held jointly	Date	,	2020

NOTE: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.